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                             MISSION WEST PROPERTIES
                               10050 Bandley Drive
                           Cupertino, California 95014
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                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
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TO THE SHAREHOLDERS:

         A special meeting (the "Meeting") of shareholders of Mission West Properties, a California corporation (the "Company") will be held at the Company's corporate offices, 10050 Bandley Drive, Cupertino, California 95014 on ___________, _____________, 199_ at ____ _.m., P.D.T. to consider and act upon the following matters:

         1. A proposed private placement of 6,495,058 shares of the Company's Common Stock for $4.50 per share.

         2. A proposal for the Company to (i) become the sole general partner and acquire approximately 10.91% of the total partnership interests in each of four existing limited partnerships (collectively the "Operating Partnership") that will own approximately 4.34 million square feet of leased commercial R&D buildings and the right to acquire certain commercial R&D pending building developments consisting of approximately 1.02 million rentable square feet (the "Pending Development Projects") from Carl E. Berg and certain of his affiliates, and (ii) approve the issuance of up to 100,825,478 shares of Common Stock issuable upon the redemption or exchange of 100,825,478 units of limited partnership interests (the "L.P. Units") held by or issuable to Carl E. Berg, certain of his affiliates and other limited partners in the Operating Partnership, including 33,919,072 L.P. Units that may be issued upon the Operating Partnership's acquisition of the Pending Development Projects.

         3. A proposal to reincorporate the Company under the laws of the State of Maryland through a merger with and into the Company's wholly owned subsidiary Mission West Properties, Inc., a Maryland corporation ("Mission West-Maryland"), which during 1998 intends to elect to become a Real Estate Investment Trust ("REIT") for federal income tax purposes, and to approve the adoption of the charter and bylaws of Mission West-Maryland (the "Reincorporation Merger").

         Only shareholders of record at the close of business on _________, 1998, will be entitled to vote at the meeting. Each of those shareholders is cordially invited to be present and vote at the meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THIS IS IMPORTANT BECAUSE A MAJORITY OF THE SHARES MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY PROVIDED A PROXY.

                                       By Order of the Directors


                                       Bradley A. Perkins